White Mountain Announces Board and Management Changes

SANTIAGO, Chile, May 13, 2013 -- White Mountain Titanium Corporation (“White Mountain” or the “Company”) (OTCQB Markets: WMTM - News) reports that on May 9, 2013, John May, an existing White Mountain director, was appointed by the Board of Directors as Non-executive Chairman of the Company to replace Brian Flower who voluntarily relinquished his position as Executive Chairman. Mr. Flower will remain a director and at the same meeting was appointed Executive Vice-President of the Company. The Board of Directors will consider modifications to the compensation arrangements with Messrs. May and Flower to reflect these changes in director and management roles prior to the end of the current quarter.

Mr. May has been a managing partner of City of Westminster Corporate Finance LLP, a financial consulting firm, since April 2008. He has also been a senior partner of John J. May Chartered Accountants since July 1994. Mr. May is a director of Red Leopard Holdings PLC and Specialist Engineering Group Plc, both of which are listed on the AIM in the UK. He is also a director of London Pacific Partners, Inc., a US quoted company.

Commenting on these developments, Michael Kurtanjek, White Mountain's President and Chief Executive Officer, said, “The composition of a Board of Directors and management is dynamic and should reflect the status and stage of a company's development. Brian Flower has been an excellent Executive Chairman, working closely with the Company's directors, management and technical staff from early 2005 through the recent submission of the Environmental Impact Statement. We are pleased he will continue with us both as management and a director. John May has been an independent director since 2008 and as Non-executive Chairman will now guide the Board through the next level of White Mountain’s development, as we move to final feasibility and examine the options open to the Company and its shareholders. Further additions to our Board are likely in the future, so that the majority of directors are non-executive and independent.”

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company’s principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to U.S. Investors—The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases and on our website, such as “reserves,” “resources,” “geologic resources,” “proven,” “probable,” “measured,” “indicated,” and “inferred,” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our annual report on Form 10K for the year ended December 31, 2011, File No. 333-129347, and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC’s website at http://www.sec.gov/edgar.shtml.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Executive Vice President
(562) 2 657-1800	(604) 408-2333